Exhibit 3.114

EXPEDITE

This form must be type written or computer generated.

Date:	03/18/2015
Receipt Number:	5942059
Amount Paid:	$1,993.30

State of Utah	RECEIVED
Department of Commerce	MAR 18 2015
Division of Corporations & Commercial Code	Utah Div. of Corp. & Comm. Code
Amendment to Certificate of Organization

Non-Refundable Processing Fee: $37.00

Pursuant to UCA § 48-3a-202, the individual named below causes this Amendment to the Certificate of Organization to be delivered to the Utah Division of Corporations for filing, and states as follows:

Entity Number: 8615504-0160

The name of the limited liability company is: Magnum NGLS Solution Mining, LLC

The Certificate of Organization shall be amended as set forth herein (complete all that apply):

There is a change in the name of the limited liability company to:

NGL Supply Terminal Solution Mining, LLC

The Certificate of Organization is amended as follows:

Filing date of initial certificate 3/18/2013

Future effective date (if not to be effective upon filing)                                            (not to exceed 90 days)

Under penalties of perjury, I declare that this Amendment of Certificate of Organization has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

Name:	William G. Laughlin	Signed:	/s/ William G. Laughlin

Title:	Senior Vice President - Legal and Secretary	Dated:	3/17/2015

Under GRAMA {63-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
hereby certified that the foregoing has been filed
and approved on this 18th day of Mar 2015
In this office of this Division and hereby issued

This Certificate thereof.

	Examiner	/s/ T. O.	Date	3/19/15

/s/ Kathy Berg
Kathy Berg
01/14		Division Director